As filed with the Securities and Exchange Commission on June 1, 2017
Registration No.333- ________
SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 _____________________________
FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ________________________________
CENTRAL VALLEY COMMUNITY BANCORP
(Exact Name of Registrant as Specified in its Charter)
California (State or Other Jurisdiction of Incorporation or Organization)	77-0539125 (I.R.S. Employer Identification No.)

7100 N. Financial Drive, Suite 101 Fresno, California 93720 (559) 298-1775 (Address of Principal Executive Offices, Including Zip Code, and Telephone Number, Including Area Code, of Registrant)
___________________________
Central Valley Community Bancorp 2017 Employee Stock Purchase Plan (Full title of Plan)

JAMES M. FORD, PRESIDENT AND CHIEF EXECUTIVE OFFICER 7100 N. Financial Drive, Suite 101 Fresno, California 93720 (559) 298-1775
(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
With a copy to:
Mark A. Bonenfant, Esq. Buchalter A Professional Corporation 1000 Wilshire Boulevard, Suite 1500 Los Angeles, California 90017 Telephone: (213) 891-0700
_______________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Small reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

I

CALCULATION OF REGISTRATION FEE
Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value	500,000	$20.98	$10,490,000	$1,216

(1) Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered under the 2017 Employee Stock Purchase Plan as a result of stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on May 26, 2017.

CENTRAL VALLEY COMMUNITY BANCORP

This Registration Statement on Form S-8 is being filed by Central Valley Community Bancorp, a California corporation (the “Corporation” or the “Registrant”) to register 500,000 shares of common stock, no par value (the “Common Stock”) which may be acquired pursuant to the Central Valley Community Bancorp 2017 Employee Stock Purchase Plan (the “Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available upon written request to:  Corporate Secretary, Central Valley Community Bancorp, 7100 North Financial Drive, Suite 101, Fresno, California 93720.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of the Registrant heretofore filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated in this Registration Statement by reference:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

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(2)	The Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2017;

(3)	The Registrant’s Current Report on Form 8-K, filed with the Commission on January 24, 2017, February 10, 2017, February 17, 2017, April 28, 2017, and May 19, 2017; and

(4)
The description of the Common Stock set forth in the Registrant’s Registration Statement on Form S-8 filed with the Commission on November 20, 2000, together with any amendment or report filed with the Commission for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares offered hereby have been sold or which deregisters all then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 317 of the California General Corporation Law permits indemnification of directors, officers and employees of corporations under certain conditions and subject to certain limitations. Article VI of the Articles of Incorporation of the Company contains a provision limiting the monetary liability of directors to the fullest extent permissible under California law. Article VI of the Articles of Incorporation of the Company provides for indemnification of agents including directors, officers and employees, through bylaws, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code.

Section 48 of the Company’s Bylaws provides for the indemnification of its directors, officers and agents, to the full extent permitted under California law.

III

The Registrant maintains insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not the Registrant would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of the Registrant’s Bylaws.

The Company has entered into agreements with its directors and its executive officers that require the Company to indemnify such persons to the fullest extent permitted under California law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Company or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. The Company intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See Exhibit Index following the signature page.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement that includes any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

IV

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

V

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fresno, State of California, on June 1, 2017.

Central Valley Community Bancorp

By:	/s/ JAMES M. FORD
James M. Ford
President and Chief Executive Officer

VI

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James M. Ford and David A. Kinross, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on June 1, 2017 in the capacities indicated.

VII

Signature	Title

/s/ DANIEL N. CUNNINGHAM	Director
Daniel N. Cunningham

/s/ EDWIN S. DARDEN	Director
Edwin S. Darden

/s/ DANIEL J. DOYLE	Director and Chairman of the Board
Daniel J. Doyle

/s/ F.T. “TOMMY” ELLIOT, IV	Director
F.T. “Tommy” Elliot, IV

/s/ JAMES M. FORD	Director, President and Chief Executive Officer
James M. Ford	(Principal Executive Officer)

/s/ GARY D. GALL	Director
Gary D. Gall

/s/ DAVID A. KINROSS	Executive Vice President and Chief Financial
David A. Kinross	Officer (Principal Financial and Accounting Officer)

/s/ STEVEN D. MCDONALD	Director
Steven D. McDonald

/s/ LOUIS MCMURRAY	Director
Louis McMurray

/s/ WILLIAM S. SMITTCAMP	Director
William S. Smittcamp

VIII

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1
Amended and Restated Articles of Incorporation of Central Valley Community Bancorp (incorporated by reference to the Registrant’s Annual Report on Form 10-Q filed with the Commission on August 16, 2010)

4.2	Revised and Restated Bylaws of Central Valley Community Bancorp (incorporated by reference from the Current Report on Form 8-K filed with the Commission on May 6, 2016)
4.3	Central Valley Community Bancorp 2017 Employee Stock Purchase Plan
5.1	Opinion of Counsel as to the legality of securities being registered
23.1	Consent of Counsel (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of attorney (contained in the signature page to this Registration Statement on Form S-8)

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